John Milton

                       Patriot Transportation Holding, Inc.

                                 January 31, 2018

                                    2:00 PM CT


Operator:	The following is a recording for John Milton with Patriot

Transportation Holding on Wednesday, January 31, 2018 at 2:00 PM Central Time.

Excuse me everyone. We now have Rob Sandlin, President and CEO of Patriot

Transportation Holding in conference. Please be aware that each of your lines is in a listen-only mode. At the conclusion of Mr. Sandlin's presentation, we will open the floor for questions. At that time instructions will be given as to the procedure to follow if you would like to ask a question. I would now like to turn the conference over to Mr. Sandlin. Mr. Sandlin you may begin.


Rob Sandlin:	Thank you. Good afternoon. Thank you all for being on the call today and for your interest in Patriot Transportation. I am Rob Sandlin, CEO of Patriot Transportation and with me today are John Milton, our Executive

Vice President and General Counsel, Matt McNulty, our Chief Financial Officer

and John Klopfenstein, our CAO. Before we get into our results, let me caution you that any statement made during this call that relates to the future or relates to the future or by their nature subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated by such forward-looking statements. Additionally, information regarding these and other risk factors and uncertainties may be found in the

Company's filings with the Securities and Exchange Commission. Onto our first quarter results. Total revenues for the quarter declined $857,000 and our miles declined by 6 percent versus the first quarter last year. The declines were due in large part for the loss of business in


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the second quarter last year related to a large customer market bid.

Additionally, another customer continued expanding their private fleet and reducing our business levels. Through the end of the quarter we were successful in placing a good bit of this business and continued to pursue business in markets where we could hire and retain drivers. During the quarter business levels in October and November were fairly but we experienced some weather-related slowness in December which impacted our dry bolt operation and several petroleum terminals missed shifts due to snow and ice. Fuel surcharge revenues increased due to the higher diesel prices and net fuel expense declined by $614,000 due to fewer miles driven and higher fuel surcharges resulting from higher than average diesel prices. Compensation and benefits declined due to the lower miles driven but were higher on a per-mile basis due to management's decision to increase driver pay at the end of last year's third quarter. We, along with the industry, continue to struggle with the shortage of qualified drivers and the related driver turnover. Management continues to right size our business. We reduced SG&A costs, sold excess equipment which reduced depreciation during the quarter. Selling excess equipment will be a continued focus for management as we stress lower depreciation costs, improved equipment utilization and increased revenue per truck. The impact of these two expense reduction initiatives should be fully realized by the third quarter. Operating profit for the first quarter was

$744,000 compared to $1,248,000 in the same quarter last year and our operating ratio was 97.3 percent. Now onto our summary and outlook. Management continues to focus on adding business in those markets where we can attract and retain drivers. We recently entered into a new three-year agreement with one of our largest accounts that will significantly increase our business levels with this customer. The business begins in February and will be added incrementally over a couple of months. Management will continue to monitor market conditions and evaluate each opportunity and its potential impact to our bottom line results prior to making a pricing decision.


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Management continues to make adjustments to the strategy and operating plan to reduce our expenses and improve our profits. Currently that focus is one improving safety to reduce insurance-related expenses, reducing driver turnover and improving our revenue per truck. Patriot in the industry face some very challenging headwinds in the immediate future, the most formidable being the shortage of qualified drivers. We have and will continue to search for ways to make Patriot and preferred employer for qualified drivers as well as preferred carrier for our customers. We increased driver pay and added two days of vacation during the third quarter last year and we continue to make changes including an enhanced driver training process that will possibly impact safety in the mentoring of our new drivers. Driver pay will continue to rise at least annually and the added cost will have to be paid for with higher freight rates. Management continues to focus on ways to improve our driver pool including improving our driver marketing efforts, lowering the initial age requirement and increasing the recruitment of owner-operators. Management also understands that regardless of what changes we made to attract and retain drivers, we must maintain the safety culture and performance that has made us successful in the past. During the second quarter of fiscal 2018 our insurance broker will perform perception surveys at a number of our terminals in the corporate office which are focused on safety, culture, compensation and other critical business items. In the past we completed a perception survey and successfully used the results to pinpoint specific areas of needed improvement. Another focus will be private fleet acquisition. We believe that the continuing tough driver market, increasing cost of capital, the ELD mandate which took effect in December of 2017 and rising risk insurance rates provide opportunity in this area. We are 90 percent complete on the install of our new onboard computer system which utilizes an Android tablet and we look forward to the enhanced safety awareness, the simplified workflow for our driver and the improved information flow to our customer. This quarter,

we will also be focused on


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implementation of our new automated billing software and conversion of our servers and systems to a third-party cloud service provider. Management was disappointed with the loss of business during last year and the financial results of fiscal 2017. We have and will continue to make the necessary adjustments to our plan to improve our bottom line results with the addition of business in this last year's fourth quarter and the addition of business in the second quarter of this year along with right-sizing of our fleet and fixed costs, management believes we are making steady progress. We will continue to rely on our lack of debt and strong balance sheet, our industry recognized safety and service record and experienced management team to work through this difficult market and return to successful profits. Thank you again for your interest in our company, and we will be happy to entertain any questions.


Operator:	At this time, we will open the floor for questions. If you

would like to ask a question, please press the * key followed by the 1 key on your touchtone phone now. Questions will be taken in the order in which they are received. If at any time you would like to remove yourself from the questioning queue, press *2. Again, to ask a question, please press *1.

Our first question comes from Tim Chatard from Quantum Capital.


Tim Chatard:	Hi.


Rob Sandlin:	Hello Tim.


Tim Chatard:	I got a couple questions. Did you disclose a Capex figure for the quarter and if you're still in the process of selling equipment?

I'm curious to know how that nets out versus what you spent during the quarter and maybe how much you


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have left on a ... rationalize on the equipment base.


Rob Sandlin:	We're going to check that number real quick for you. About a million in purchases in the quarter and you're looking for the sales number?


Tim Chatard:	Yeah, if just a broad portion of the idea of right siding the fleet, if you have any goals for total Capex, purchased equipment minus a goal of selling it, a different number and kind of what the net might be for the year. Any color so far?


Rob Sandlin:	This is Rob. I think where we are on that right now, we are

right in the middle of one, taking on a new piece of business and right-sizing our fleet. I think we will have a better feel for what that does on our replacement cycle on the tractors. Once we get that finalized and have a really good understanding of how many tractors we'll need to take on the added business, but I would certainly expect us as we're right-sizing and down-sizing some of the fleet, maybe not buy as many tractors as we initially expected but we don't have that answer just yet.


Tim Chatard:	Okay. Okay. I guess I'll keep asking questions if it's okay or should I get back in queue? I don't want to -


Rob Sandlin:	No, go right ahead.


Tim Chatard:	How about maybe on the real estate transaction, the Tampa

situation. Is there an update with regard to that at all?


Matt McNulty:	Well, our plan right now is to go forward with the City of


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Tampa ourselves and get approval for the development and then we'll take it back out to the market basically fully entitled. That's our current plan.


Rob Sandlin:	But it is not under contract. It is not under contract at

this time.


Tim Chatard:	Any sense of what kind of timeframe it would take to get those types of permits? I guess it was a terminal with raw land attached. Right?


Matt McNulty:	Yes.


Tim Chatard:	Not being a real estate developer I don't know all the ins and outs of order real estate but I'm just curious if there's any timeframe of what that might look like?


Matt McNulty:	I think from where we are right now we've got some work to do to get everything pulled together but I think you're probably looking at somewhere in the nine month range to be fair and conservative. It could be faster but I think that's a fair amount of time.


Tim Chatard:	Okay. How about just in looking at the revenue miles it looks like maybe a couple of related questions here, but the revenue per transport mile seemed roughly flat on a year-on-year basis. The miles are down as you telegraphed. Do you think the 2Q, the fiscal second quarter, third quarter will be positive in a revenue mile in comparison to the prior year? I'm just trying to figure out when the revenue miles might turn on a year-on-year basis.


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Rob Sandlin:	Good question. I think it probably has to do with how quickly we're able to take on this new business and get the drivers geared up and what that transition looks like. I wouldn't know that I could really answer that question at this time.


Tim Chatard:	Right. With the driver market being as tight as it is, other operators have talked about pricing. I don't know, your business is different from some of the other publicly traded transportation carriers out there but

I'm just curious how your pricing looks for the current year given the challenges with drivers?


Rob Sandlin:	Well, pricing moves up and you're right. Our business is

different than the general freight business. Their business typically is more cyclical and I guess it moves faster than what our market does both up and down because there's a lot of spot business in those markets and our agreements and service agreements with our customers are typically a little longer in nature and don't move as often. We are seeing pressure in the marketplace driven by low margins obviously and driver pay. It's probably at what you're seeing in the draft rate market because they were so depressed.


Tim Chatard:	Okay, so less volatility generally.


Rob Sandlin:	Generally it is.


Tim Chatard:	But directionally it would seem like you would have to be

recovering your investments in drivers with any new.


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Rob Sandlin:	I've said that the marketplace is going to have to pay for the driver pay increases and the driver pay is going to have to continue to go up.


Tim Chatard:	Right. You alluded briefly to M&A before and I'm curious if

there's any other color you can add to that M&A? Do you anticipate doing a transaction this fiscal year or is it hard to say or? You have a lot of candidates or hard to say?


Rob Sandlin:	It's hard to say at this point.


Tim Chatard:	Actually if I can keep going here. You mentioned other-


Rob Sandlin:	Do you want to see if there are other questions and then

came back in or, thank you.


Tim Chatard:	Yeah.


Operator:	Okay. Again if you would like to ask a question please press

*1. Okay and there's no further questions. If you would like to keep going?


Tim Chatard:	Maybe I'll just ask one more on the safety, the insurance

broker audit. I'm just curious what type of things they might be looking to improve or what types of recommendations might come out at the end?


Rob Sandlin:	Sure. Yeah, Tim, what I can do is I can tell you what we did last time. What we found last time was the terminals or the dispatch offices or driver groups that maybe there was a disconnect between what we felt like our safety culture


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and our processes and procedures needed to be and the disconnect between either corporate and the driver, the local manager and the driver or the dispatch and driver or all four and then what was causing those disconnects and then going out and repairing that and trying to build the right culture so that everybody really does understand that it's a safety first environment and that's the one place that we can differentiate ourselves from our competitors. John Milton has said forever, we all buy the same trucks and we buy the same insurance but on our self-insurance retention level and our frequency and our loss run if we can control the safety aspect of our business and the culture that we can drive frequency which is what we measure out of the business and ultimately that saves us money. This particular time we threw some questions in there about driver compensation, driver retention and some other areas that may be a little bit broader than what we had done before, but we're hoping to get very similar results we did last time and then build into the system how we drive improvement there.


Tim Chatard:	Got you.


Rob Sandlin:	We'll have those results back at the end of March.


Tim Chatard:	Okay. Thanks.


Rob Sandlin:	Mm-hmm. Thank you.


Operator:	Again, if you would like to ask a question, please press *1.

All right, Mr. Sandlin, there are no more questions at this time.


Rob Sandlin:	Thank you. Thank you all again for your interest in Patriot


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and for being on the call. Have a good day.

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